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                             [LETTERHEAD OF IMAGEX]

April 23, 1998

Ms. Dana Manciagli
11 Glenmore Circle
Pittsford, NY  14534

Dear Dana,

ImageX is pleased to offer you a position as Vice President of Marketing. You will be responsible for the development and implementation of the strategic marketing plan and the brand strategy for ImageX. Your responsibilities will include the management of all marketing communications and public relations and the management of all outside agencies employed in this area. You will also be responsible for developing alternate distribution strategies and strategic partnerships.

Your annual starting base salary will be $150,000. You will receive a guaranteed $50,000 bonus on the first anniversary of your employment. You will be eligible for an additional bonus of $50,000 and 25,000 additional options if we meet the sales goals and marketing objectives that you and I will mutually develop. Your second year and beyond compensation will consist of a base of $150,000 and a bonus incentive package of $100,000 based on the attainment of the sales and marketing objectives that you and I will mutually develop.

Subject to approval by the company's Board of Directors at its next meeting, you will be granted 125,000 options for ImageX common stock. The exercise price of the options will be equal to the fair market value per share of the company's common stock as determined by the Board, which we currently anticipate will be $.15 per share. After the options are approved by the Board, you will receive a formal stock option letter agreement and a copy of the company's option plan.

ImageX will reimburse you for your documented moving expenses up to $24,000. The company will also reimburse you for hotel, transportation and food costs associated with the move, including your temporary housing from the time you start with the company until your new house is available. It is presumed that you will secure a home here by July 1, 1998. Image X will reimburse you for your husband's trip to Seattle to search for a home. The company will reimburse you for travel to visit your family every two weeks for a maximum of three trips between your start date and their relocation.
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You and your family will receive medical benefits based on the company benefit plan. You will earn two weeks of vacation in your first year. All company benefits and policies are subject to change at any time.

All company-approved expenses will be reimbursed by the company, including a mileage expense for the use of your car for company business.

As a condition of your employment, you will be required to sign ImageX's Confidentiality, Noncompetition and Invention Assignment Agreement. Your employment with ImageX will be on an at will basis, meaning that either you or the company will be free to terminate the relationship at any time and for any reason.

Dana, I look forward to your joining our team and helping to build ImageX into the premier provider of automated printing solutions. I am confident that ImageX will provide you the opportunity to meet your professional goals.

Sincerely,


/s/ Joe Verschueren
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Joe Verschueren
President

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Accepted By: /s/ Dana F. Manciagli
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Date Accepted: April 30, 1998
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Start Date: May 12, 1998
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